Filed pursuant to Rule 433

Registration No. 333-150282

MacroShares $100 Oil Up	UOY

Features		Benefits

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Exchange-traded security

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Underlying Value (UV) accurately tracks the dollar price movement of crude oil[1]

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Premium or discount market price reflects investor expectations beyond the near-term[2]

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Fully-collateralized investment backed by U.S. Treasuries, overnight Treasury repurchase agreements and cash

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Quarterly distributions made automatically when interest income exceeds trust expenses

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No minimum investment; marginable

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Manage issuer exposure to the energy market

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No issuer credit risk or hidden counterparty risks

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Commodity returns without the complexity or costs associated with trading energy futures contracts

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Income distributions supplement capital return; income from Treasuries is exempt from state and local taxes[3]

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Intraday liquidity and pricing

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(See opposite side and prospectus for additional information)

Fund Profile		Crude Oil Prices (NYMEX Futures)
Ticker:	UOY
CUSIP:	55610W105
Trust Collateral:	Short-Term T-Bills, Repos & Cash
Reference Index:	NYMEX front-month light sweet
crude oil futures contract
Inception Date:	July 1, 2008
Maturity Date[4]:	December 27, 2013
Security Reference Price:	$100 (per barrel)
Reference Index Range[5]:	$0 to $200
Inception Underlying Value per Share[6]:	$25
Income Potential/Frequency:	Yes/Quarterly
Underlying Value Tracking:	Dollar Price of Reference Index
Expense Ratio[7]:	0.95%
Quarterly Income Amount:	Varies; interest earned on collateral
net of trust expenses

[1] This tracking is with respect to the Security Reference Price ($100).  Changes in the Underlying Value of MacroShares $100 Oil are a function of crude oil dollar price changes, not percentage change of price.

[2] For all MacroShares products, premium and discounted market prices (relative to underlying value) are normal.  These market prices reflect supply and demand, as well as factors that the prices of other exchange-traded products may not be affected by, including investor expectations for Reference Index performance over the remaining term of the security.

[3] Income derived from United States Government securities is exempt from state and local taxes; income from repurchase agreements is not.  Consult your tax advisor.

[4] Subject to early termination as described in the prospectus.

[5] The Reference Index Range is the maximum performance range of the Reference Index that can be tracked by the Underlying Value of the $100 Oil MacroShares. If the Reference Index rises to or above $185, or falls to or below $15, and, in either case, the Reference Index remains at or above that level (or at or below that level, as applicable) for three consecutive price determination days, these securities will terminate but continue to trade until an announced date, and then be redeemed on the next distribution date.  For more information regarding this and other termination triggers, please read the prospectus.

[6] The Underlying Value tracks crude oil dollar price movements.  With the Security Reference Price of $100/barrel and the Inception Underlying Value per share of $25, Underlying Value of each $100 Oil Up share will reflect the dollar price movements of one-quarter of a barrel of crude oil.

[7] Excludes a fixed trust fee that diminishes on a per-share basis as fund assets under management grow.  These and other details can be found in the prospectus.

Read the prospectus carefully before investing. Please call 1-888-Macros1 x300 (1-888-622-7671 x300) or visit www.MacroShares.com for more information.
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How MacroShares Work
MacroShares are issued in pairs: When MacroShares $100 Oil Up are created, an equal number of MacroShares $100 Oil Down are also created.

MacroShares funds are invested in short-term Treasury Bills, overnight repurchase agreements secured by Treasuries and cash.

$100 Oil Up funds are invested in the “$100 Oil Up Trust”.

$100 Oil Down investor funds are invested in a separate “$100 Oil Down Trust”. These trusts enter into a settlement contract: a binding agreement to pledge assets to one another over time, according to a predetermined formula that is driven by changes in the Reference Index.

The Underlying Value (UV) of MacroShares changes according to the dollar price movement in the NYMEX front-month light sweet crude oil futures contract (crude oil). When the dollar price of crude oil increases, the UV of MacroShares $100 Oil Up increases (and vice-versa). The market price of MacroShares typically diverges from their UV. This is normal, and reflects a variety of market factors - including investor expectations regarding the future path of home prices over the remaining term of the security.

Illustration

The depositor of the MacroShares $100 Oil Up and Down Trusts, Macro Securities Depositor, LLC (”MSD”), is owned by MacroMarkets LLC which acts as the administrator and whose subsidiary, MacroFinancial LLC (”MF”), acts as the marketing agent for the trust. MSD, a Delaware limited liability company which is acting as the depositor for the trust, has filed a registration statement (including a prospectus) with the SEC for the offering to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the trusts and the offering. MF, MSD, any underwriter or any dealer participating in the offering can arrange to send you the prospectus upon request, or you may retrieve these documents at no charge by visiting EDGAR on the SEC web site (www.sec.gov). Investors should carefully read the prospectus, and carefully consider the investment objectives and policies, risk considerations, charges and ongoing expenses of the Up and Down Trusts before investing or sending money. The prospectus contains this and other information relevant to an investment in MacroShares. MacroMarkets LLC conducts all of its securities transactions through its subsidiary, Macro Financial LLC, member FINRA. If you have any questions or have any difficulty accessing a prospectus, please contact your securities representative or:

Macro Financial, LLC 14 Main Street, Suite 100, Madison, NJ 07940	Macro Securities Depositor, LLC 1-888-Macros1 x300 (888-622-7671 x300)

Read the prospectus carefully before investing. Please call 1-888-Macros1 x300 (1-888-622-7671 x300) or visit www.MacroShares.com for more information.
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